FOR FURTHER INFORMATION: Sean T. Smith SVP - CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
Press Release

FOR IMMEDIATE RELEASE
October 31, 2008

PHOTRONICS AMENDS $155 MILLION REVOLVING CREDIT AGREEMENT

Maximum Senior Leverage Ratio Revised to 2.25 to 1.0
Date to Obtain Permanent Long-Term Capital Extended to December 5, 2008

     BROOKFIELD, Connecticut October 31, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative photomask-based imaging solutions for the global electronics and display industries, has amended its $155 million revolving credit agreement (the "credit agreement"). Among other things, the maximum senior leverage ratio has been changed from a ratio of 1.5 to 1.0 to a ratio of 2.25 to 1.0 for the quarter ending November 2, 2008 and the date required for the Company to obtain $75,000,000 in permanent long-term capital has been extended to December 5, 2008.

     Previously, under the Company’s $155 million revolving credit agreement dated as of June 7, 2007, as amended on April 27, 2008, the Company was required to obtain permanent long-term capital in the amount of $75,000,000 in form and on terms and conditions reasonably satisfactory to the Administrative Agent by November 2, 2008 and maintain a senior leverage ratio as defined, of 1.5 to 1.0 for the quarter ending November 2, 2008. JPMorgan Chase N.A. acts as administrative agent for the credit agreement. Other financial institutions participating in the credit agreement include Bank of America N.A., Citizens Bank of Massachusetts, HSBC Bank USA, Citibank N.A. and UBS Loan Finance LLC.

     The Company plans to continue to work with its financial institutions under the credit agreement to seek a more permanent solution prior to December 5, 2008.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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